Exhibit 10.13

Technology Evaluation Agreement

This Technology Evaluation Agreement (hereinafter: “Agreement”) is made by and between

Siemens Aktiengesellschaft

Department CT N47P AIR

eAircraft

Otto-Hahn-Ring 6

81739 München

Germany

(hereinafter: “Siemens”)

and

EViation Aircraft Ltd

2 Ha’Ofe street

Qadima-Tzoran 60920

Israel

(hereinafter: “Customer”)

(Siemens and Customer hereinafter each a “Party” and collectively: “Parties”)

subject to the following terms and conditions:

Background and goals

Siemens develops and manufactures electrical propulsion units for aviation. Customer develops and manufactures aircrafts - in particular an electrically powered 9-seat commuter airplane - for which it wishes to test the electrical propulsion unit from Siemens, with such testing being conducted by Customer under its sole responsibility. Therefore Siemens shall hand an electrical propulsion unit over to customer for a limited period of time to enable Customer to evaluate and test the technology for Customer’s purposes consistent with the agreed-to protocol set forth in this Agreement. Customer shall test the electrical propulsion unit and implement it into a Customer aircraft as described in Annex 1 (hereinafter “Aircraft”) on its own account and risk for non-military testing purposes. Customer shall report to Siemens the testing data.

C O N F I D E N T I A L

1.	Handover of the electrical propulsion unit for testing purposes

1.1.
The Parties agree that Siemens shall deliver one electrical propulsion unit free of charge which consists of a certain number of separate components according to the specification in Annex 2 (hereinafter: “EPU”) to Customer on 20.12.2017 (begin of shipment date) according to Incoterms ex Works for a period of 12 months (“Test Period”) at Customer’s cost and risk. It shall be Customer’s responsibility to import the EPU into Israel and to comply with all required import declarations and other formalities and obtain all import permits, if any. Siemens shall retain all right, title and interest in the EPU throughout the Test Period.

1.2.
Customer may only use the EPU on engine test benches, for integration of the EPU into the Aircraft at Customer facility and for testing the Aircraft incorporating the EPU (including flight testing), all for non-military purposes. Customer shall carry out all such testing activities (including ground testing and test flights) (“Testing Activities”) with the Aircraft free of charge, under its sole responsibility.

1.3.	The Parties agree that under this Agreement Customer shall only receive the limited right to use the EPU during the Test Period subject to the following conditions:

1.3.1.
While Siemens has a certified quality management system according to ISO EN 9001:2008 both Parties are aware that Siemens has no admission as development and/or production organisation in accordance with aviation law/regulations for the EPU. Currently the EPU is neither certified nor approved as an aircraft engine or other aircraft equipment, consequently the EPU has no type approval certificate and was designed and manufactured by an organisation that is not approved under aviation legislation, such as regulation (EU) No. 748/2012 (Part 21J Design Organisation or Part 21G Production Organisation). Siemens did not perform any tests other than documented in Annex 5.

1.3.2.
Therefore Customer takes full responsibility for all duties relating to any aviation law or any aeronautical admission, certification and approval requirements regarding installation, commissioning and operation of the EPU in its Aircraft - this expressly includes the full responsibility and duties with regard to aviation law for the EPU developed and manufactured by Siemens. Customer in particular confirms that it will under the applicable aviation law be able to incorporate the EPU into its Aircraft for use in test flights. Siemens does not bear any additional cost relating to any regulatory admissions and testing procedures.

1.3.3.	Customer shall not disassemble, break up, alter, transform or reverse-engineer the EPU or permit any third party from attempting to do so on its behalf.

1.3.4.	Customer shall keep Siemens informed of the exact location and facility where the EPU is stored or used.

C O N F I D E N T I A L

1.3.5.
Customer shall not present or disclose the EPU or any documents related to the EPU or this Agreement including but not limited to the Annexes to this Agreement or its working principles to any third party, nor grant access to the EPU to any third party nor share any information related to any technical solution in the EPU as those solutions are created and owned by Siemens. Customer may not assign its rights under this Agreement, transfer this Agreement to third Parties, or lease the EPU or deliver it for use or testing lo third parties, or share its use with third parties, in full or in parts, and may not either alienate or encumber the EPU.

1.3.6.
Siemens undertakes to provide Customer with the EPU operating manuals as per Annexes 3 and 4. Customer undertakes to ensure that its staff knows and understands the safety instructions contained therein. Only employees designated by Customer who have received a safety and handling briefing by Siemens are authorized to handle and operate the EPU for the performance of Testing Activities. Customer and Siemens will separately agree on the location and volume of safety and handling briefings and the rales for these.

1.4.	Siemens shall deliver the documentation of the tests performed by Siemens on the EPU as set out in Annex 5.

1.5.
Siemens will provide the EPU to Customer free of charge for the above mentioned testing period. Unless agreed otherwise in writing, packaging, freight, insurance and any other additional charges (such as storage, inspections by third parties) as well as operation costs are payable by Customer.

1.6.
Siemens will provide initial setup and installation support on site, at a rate of EUR1200 before taxes per day, plus per diem and travel costs for a period of 3-5 days prior to the first hardware test, payable upon invoice.

1.7.
Siemens may not assign its rights under this Agreement or transfer this Agreement to a third party without the prior written consent of Customer which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Siemens will not require Customer’s consent if the proposed assignment is to Siemens’ parent, wholly owned subsidiary or affiliate or affiliate’s successor organization (whether as a result of reorganization, restructuring or sale of substantially all of a party’s assets).

1.8.
When personnel of Siemens is required to perform services at the facilities of Customer, Customer shall make available at no charge office space, computer, software, telephone service and related equipment as necessary for the performance of the services subject to such limitations (as to, for example, security, safety and systems integrity) as are generally appropriate in such circumstances. Any personnel working at and/or visiting (e.g. for training purposes) the facilities of the other Party shall adhere to usual and reasonable safety requirements of that other Party. Customer will support Siemens regarding all required formal and/or authority related requirements.

2.	Testing, maintenance and incident management of the EPU

2.1.	Siemens hereby informs Customer and Customer hereby acknowledges and accepts that:

2.1.1.
the EPU has no type approval certificate and was designed and manufactured by an organisation that is not approved under aviation legislation standards, such as VO (EU) No. 748/2012 (Part 21J Design Organisation or Part 21G Production Organisation)

C O N F I D E N T I A L

2.1.2.
Siemens only warrants that the technical characteristics of the EPU defined and itemised in Annex 2 are valid only subject to the conditions stated in the delivered test reports; the Parties also considered this when agreeing on the delivery of the EPU for testing free of charge under this Agreement.

2.1.3.
except for the foregoing, the EPU is provided to Customer “as is” with no warranties of any kind. Siemens makes no other warranties, express or implied, including, without limitation, warranties of merchantability or fitness for a particular purpose, course of dealing and usage of trade.

2.2.	Customer hereby undertakes to perform the Testing Activities subject to the following conditions:

Customer shall notify the contact person named in Paragraph 8.1 of this AGREEMENT in writing or per e-mail accordingly at least 2 days in advance before each testing phase. Customer will not carry out Testing Activities without the prior consent of Siemens, which shall not be unreasonably withheld. The EPU may not be used for any other purpose, in particular not beyond any testing environment or for ordinary flights.

Customer shall ensure that any person getting exposed to the EPU (i) is aware that it is a non-certified and not finally tested EPU (ii) has the ability and knowledge to handle this kind of EPUs and (iii) has participated in the safety and handling briefing as per Clause 1.3.5 above.

Customer shall report to Siemens the testing data. The Parties agree on a price for this testing data amounting to € 500 per end-of phase engineering report. Payment is due 30 days after issuance of a corresponding invoice.

Customer shall not operate the EPU outside of the stated limits as set out as per Annex 2, 3 and 4.

2.3.
By signing this Agreement, Customer declares that it has read and understood the contents of the documentation of the tests performed by Siemens on the EPU as set out in Annex 5 and the propulsion system operation manuals as set out in Annexes 3 and 4 and is aware of the facts and regulations set out therein.

2.4.
Siemens may at any time check the EPU and its testing and operation and is entitled to witness testing. Customer shall provide Siemens with all the data resulting from the performance of the Testing Activities and deliver the complete test documentation related to the EPU to Siemens after completion of the tests. The Parties intend to analyze the performance data and review and discuss the results, including the potential follow-on designs. Testing Activities shall be made under the authority and sole responsibility of Customer. If any aviation legislation requirements or obligations apply, Customer shall adhere to all these requirements and obligations and is fully legally responsible with this regard.

2.5.
Only personnel duly qualified and authorized by Siemens may carry out maintenance activities on the EPU. The specified maintenance intervals as per Annex 5 must be adhered to. In case a maintenance interval is exceeded, the EPU may no longer be operated.

2.6.
In case of incidents related to the EPU Customer is only permitted to measures with respect to the EPU and system integrity if necessary to ensure the safety of personnel and materials. Customer will immediately inform Siemens in the case of incidents, stating the precise nature of the incident. Unless directed otherwise in writing, Customer will secure the premises and the EPU and wait for arrival of qualified Siemens personnel, to enable Siemens to fully witness, document and participate in analysis of the incident.

C O N F I D E N T I A L

3.	Liability and insurance

3.1.	The Parties agree and expressly acknowledge that:

3.1.1.	Customer shall be liable for testing the EPU at its own risks and shall at the end of each testing phase provide complete information about each test to Siemens.

3.1.2.
Customer shall solely be responsible for any and all damages, deterioration or theft of the EPU and shall bear all costs relating to the EPU during the storage of the EPU and performance of the Testing Activities. This protection by Customer shall not include any normal wear and tear or deterioration sustained through testing consistent with the testing requirements set forth herein and Siemens hereby waives the right of any compensation for such damages or deterioration.

3.1.3.
In case the EPU contains batteries, the Parties declare that the batteries are dangerous goods, which must be handled, transported, stored, used and charged accordingly. The relevant safety standards regarding batteries are attached as Annexes 6 and 7. Customer shall be liable for proper handling, transporting, storing, using and charging the batteries at its own risk.

3.2.	Siemens shall be liable for bodily injuries and for intentional acts or omissions pursuant to the applicable law.

3.3.
To the extent permitted by law, Siemens hereby excludes any liability regarding (i) the EPU (or any part thereof including, where applicable, the batteries as well) including but not limited to damages caused by the EPU, infringement of third party rights or the quality or performance of the EPU, whether to Customer or to third parties, considering that the EPU shall be delivered only for testing purposes and free of charge and (ii) services performed by Siemens under this Agreement. To the extent permitted by law, Customer hereby undertakes to indemnify and hold Siemens and its affiliates fully harmless in case of any third party claims (including claims by any competent authorities) which may be brought against Siemens or its affiliates in connection with the supply and/or use of the EPU further to this Agreement.

In no event shall Siemens be liable for special, incidental, consequential, punitive or tort damages, as well as any damages resulting from loss of use, loss of data, loss of profits or loss of business arising out of or in connection with this Agreement whether or not Siemens has been advised of the possibility of such damages.

3.4.	No limitation contained in this Agreement on the liability of Siemens shall apply to the extent that such liability is mandatory under the applicable law.

4.	Subcontractors

Customer shall not involve any subcontractors in the testing of the EPUs without the prior written approval of Siemens with the exemption of freelancers and design contractors which regularly work on the premises of Customer and are under the control of Customer. Customer shall ensure that all approved subcontractors will strictly adhere to the terms and conditions of this Test Agreement and in particular are bound by a confidentiality agreement providing at least the same level of confidentiality as this Agreement and will strictly adhere to all safety measures relating to the EPU testing under this Agreement. Customer shall at all times remain liable for the acts, omissions and performance of any approval subcontractors used to perform the EPU testing under this Agreement.

C O N F I D E N T I A L

5.	Intellectual property rights

5.1.
The Parties agree and Customer expressly acknowledges that Siemens shall retain all right, title and interest in and to all of its information relating to the EPU or the documentation or an embedded software contained in the EPU (whether protected or not) provided by Siemens under this Agreement. Customer shall have no right to use such information other than for Testing Activities. Customer is granted a non-exclusive license - non-transferrable, non- sublicenseable - regarding the embedded software contained in the EPU for the Test Period for the Testing Activities. Contained Open Source software components or third party software components respectively license texts are listed in Annex 8 (“ReadMe-file”) – Siemens provides Customer with Annex 8 as soon as possible before delivery of the EPU which Customer herewith acknowledges.

5.2.
Customer shall exclusively own all right, title and interests in and to results achieved by Customer under this Agreement relating directly or indirectly, fully or partially to the Aircraft (“Aircraft Results”), whenever created, regardless of the stage of development reached with Customer’s right to use and exploit them in any desired way.

If the Aircraft Results consist of inventions or protectable ideas/proposals for which statutory rights can be applied, Customer, at its sole discretion, may use such inventions or protectable ideas/proposals for any technical use and to file for patents and other statutory protection in any country in its own name as it sees fit, and to maintain or abandon those rights at any time. The intellectual property rights (such as patents) arising on the basis of any such registration shall belong to Customer.

Siemens retains no right whatsoever to use and/or exploit Aircraft Results. Siemens shall not be entitled to disclose Aircraft Results to third parties (whereby Siemens affiliates shall not be deemed third parties) except as expressly set forth in this Agreement. Customer has the right to unrestrictedly disclose the Aircraft Results.

5.3.
Siemens shall exclusively own all right, title and interests in and to results achieved by Customer under this Agreement relating directly or indirectly, fully or partially to the EPU (“EPU Results”), whenever created, regardless of the stage of development reached with Siemens’ right to use and exploit them in any desired way. In the event that for legal reasons exclusive right, title and interests in, and to the EPU Results become not vested in Siemens according to the preceding sentence, Customer shall assign and hereby agrees to assign to Siemens all rights, title and interest in and to such EPU Results that way that Siemens gets the rights as described in the preceding sentence.

If the EPU Results consist of copyrights or any other proprietary rights and Siemens legally cannot become the owner of such rights, Customer shall irrevocably grant to Siemens and hereby irrevocably grants to Siemens the unrestricted, exclusive, world-wide, royalty free, perpetual, sublicenseable, transferable right to use the EPU Results in their original or in any modified form in any known way. This scope of license includes all fields of use, for example without limiting the generality of the foregoing, the right of – either Siemens or a third party – to copy, make available, publish, distribute in any medium in physical or non-physical form, exploit, translate, transform, modify, as well as the right of online-use in all communication networks (Internet etc.) - and/or use in fixed and mobile data networks and end devices. Furthermore, the right to use as described above includes the right to use the EPU in any unknown way. As far as the EPU Results contain software programs, the foregoing rights of use are granted for both object code and source code of the software.

C O N F I D E N T I A L

If the EPU results consist of inventions or protectable ideas/proposals for which statutory rights can be applied, Customer shall inform Siemens promptly in writing and in sufficient detail to base an application for an intellectual property right on this information.

Siemens, at its sole discretion, may use such inventions or protectable ideas/proposals for any technical use and to file for patents and other statutory protection in any country in its own name as it sees fit, and to maintain or abandon those rights at any time. The intellectual property rights (such as patents) arising on the basis of any such registration shall belong to Siemens.

Customer retains no right whatsoever to use and/or exploit EPU Results. Customer shall not be entitled to disclose EPU Results except as expressly set forth in this Agreement. Siemens has the right to unrestrictedly disclose the EPU Results.

6.	Insurance

Customer shall obtain and maintain property insurance for the EPU with coverage of at least € 100.000,- according to conditions approved in writing by Siemens, where the beneficiary shall be Siemens. Siemens shall provide Customer with the documentation to be forwarded to the insurer to insure coverage. Customer will forward to the insurer only information expressly provided by Siemens for that purpose.

Customer hereby confirms to Siemens that it possesses adequate third-party insurance for its activities pursuant to this Agreement, including in particular test flights with the Aircraft incorporating the EPU. Upon request Customer shall provide Siemens with documentary evidence of such insurance coverage.

7.	Termination, return of the EPU

7.1.	This Agreement shall terminate if:

7.1.1.	The EPU is proven to be destroyed; or

7.1.2.
Either Party terminates the Agreement with a written notice without cause to the other Party at any time (the other Party may not claim compensation or indemnity based on the termination). In particular Siemens has the right to terminate this agreement if potential security issues occur or as soon as a new version of the EPU is available for customer.

7.2.
The acceptance of any non-contractual performance by Siemens or non-enforcement of any contractual rights by Siemens shall not mean waiver of any right or claim of Siemens to which it is entitled arising from the breach of contract, whether by law or otherwise (including this Agreement).

7.3.
In case this Agreement terminates or is terminated for any reason or upon conclusion of the Test Period, Customer shall immediately return the EPU to Siemens, unless otherwise defined in this Agreement or by Siemens. If the Agreement is terminated by Siemens, the date of termination shall in each case be the date of termination indicated by Siemens in the notice of termination. In case Customer disputes the termination of this Agreement for any reason Customer shall not withhold the return of the EPU.

C O N F I D E N T I A L

Customer shall at its sole cost and risk return the EPU to Siemens. On returning the EPU, Customer shall ship it to Siemens according to Incoterms CIP with a transportation insurance of € 100.000. The exact location for the return will be communicated by Siemens to Customer in due course.

8.	Contact persons

8.1.	Siemens’ contact person:

Name, position: Olaf Otto
Address:
Telephone:
 Email:

In technical questions:
Name, position: Anton Dilcher
Address:
Telephone:
 Email:

8.2.	Customer’s contact person:

Name, position:
Address:
Telephone:
 Email:

In technical questions:
Name, position: Guy Zolel
Address:
Telephone:
 Email:

8.3.
The Parties undertake to ensure that they shall permanently have a person authorized to receive mail (representative) at their respective mailing addresses as stated above during the entire term of this Agreement from the date of signing of this Agreement.

The Parties agree to regard any mutual communication on the performance of this Agreement as written if they engage in it via their respective email addresses as stated above provided that they may not amend this Agreement in such way.

9.	Confidentiality, data protection

The Parties shall use any documents, know-how, data or other information provided by the other party (“Information”) exclusively for the purpose of this Agreement and keep the same confidential subject to the following. The Parties may disclose Information to employees of the receiving party and to third parties who reasonably need to know such Information for the purpose of this Agreement provided such employees and third parties are bound by substantially equivalent confidentiality obligations. The Party disclosing Information shall be held liable for a breach of such obligations by its employees or a third party.

C O N F I D E N T I A L

This confidentiality obligation shall not apply to Information which
a)	is or becomes part of the public domain other than by fault of the receiving Party;
b)	is disclosed to the receiving Party in good faith by a third party who is entitled to make such disclosure;
c)	is developed independently by the receiving party without reliance on Information;
d)	was known to the receiving Party prior to its disclosure by the other Party; or
e)	is required to be disclosed by law (subject to the receiving Party’s obligation to notify the disclosing Party in a timely manner of such requirement).

This confidentiality obligation shall survive the expiration or termination of this Agreement for 5 years.

Siemens and the Customer shall comply with the statutory provisions relating to protection of personal data. The Customer is obliged to create the prerequisites required by law (e.g. to obtain declaration of consents) to enable Siemens to perform services without any breach of law. The Customer is advised to take appropriate measures – as far as possible – to prevent access of Siemens to personal data or trade secrets of the Customer while providing services. In the event that it cannot be prevented that Siemens is granted access to personal data of the Customer, the Customer is obliged to inform Siemens in due time before the services are performed. The Customer and Siemens shall then agree on the actions to be taken.

Customer will provide Siemens designated and designed labelling on the outside of the plane in format and placement to be discussed.

10.	Export control

If the Customer transfers the Works (hardware and/ or software and/ or technology as well as corresponding documentation and/ or works and services, regardless of the mode of provision, and/ or including all kinds of technical support) provided by Siemens to a third party worldwide, the Customer shall comply with all applicable national and international (re-) export control regulations. In any event the Customer shall comply with the (re-) export control regulations of the Federal Republic of Germany, of the European Union and of the United States of America.

If required to conduct export control checks, the Customer, upon request by Siemens, shall promptly provide Siemens with all information pertaining to a particular end customer, destination and intended use of the Woks provided by Siemens, as well as any export control restrictions existing.

The Customer shall indemnify and hold harmless Siemens from and against any claim, proceeding, action, fine, loss, cost and damages arising out of or relating to any non-compliance with export control regulations by the Customer, and the Customer shall compensate Siemens for all losses and expenses resulting therefrom, unless such non-compliance was not caused by the fault of the Customer. This provision does not imply a change in the statutory burden of proof.

Siemens shall not be obliged to fulfill this Agreement if such fulfillment is prevented by any impediments arising out of national or international foreign trade or customs requirements or any embargoes or other sanctions.

C O N F I D E N T I A L

Siemens shall further not be obliged to fulfill this Agreement if Siemens or any of its affiliates would be exposed to, or adversely affected by, detrimental measures, penalties, loss of privileges or any other acts or omissions of government, governmental or other public authorities including any entities acting on their behalf (or threats thereof), or any subcontractor or sub-supplier rejects delivery due to the same reasons.

11.	Force Majeure

A “Force Majeure Event” means any event which is beyond the reasonable control of a Party or its subcontractors, which could not have been prevented by good industry practice and which results in a party, its affiliates or any of its sub-contractors or sub-suppliers (the “Affected Party”) being unable to perform or being delayed in performing in whole or in part its obligations under this Agreement. Force Majeure Events include, among others, acts of war, riot, civil commotion, terrorism, natural disaster, epidemic, strikes, lock-outs, attacks on Siemens’ IT systems (such as virus attacks, hacker attacks), non-issuance of licenses, permits, or approvals, or any other act or failure to act by any public authority, or embargos or any other trade sanctions imposed by the European Union (EU) or the United States of America (U.S.) or any public authority within EU or U.S. territory or by the United Nations which, upon sole discretion of Siemens, may expose Siemens or any of its affiliates to sanctions, penalties, loss of privileges or other acts or omissions of public authorities detrimental to Siemens or any of its affiliates, or any subcontractor or sub-supplier rejecting delivery due to reasons like those as stated herein, acts or omissions of public authorities including any entities acting on their behalf (or threats thereof), or any subcontractor or sub-supplier rejects delivery due to the same reasons.

If a Force Majeure Event occurs, the Affected Party will be deemed not to be in breach of its obligations under this Agreement for so long as and to the extent necessary to overcome the effects of the Force Majeure Event.

The Affected Party shall notify the other party as soon as reasonably practicable of the Force Majeure Event and of its affected obligations.

If one or more Force Majeure Events and their effect last for a period of 180 days in aggregate either party may terminate this Agreement by giving to the other a written notice of termination with regard to the part of the works not yet provided. With regard to the part of the works not yet provided, Siemens shall be entitled to reimbursement from the Customer of its unavoidable costs related to such termination.

12.	Taxes

12.1.	Gross-up tax clause

All prices and payments relating to services to be performed by Siemens as set out in the Agreement are exclusive of any taxes, customs and import duties, levies, and charges of any kind whatsoever applicable in Israel. Any such taxes, customs and import duties, levies, and charges shall be borne by Customer unless specifically mentioned hereinafter. If the compensation referred to herein is subject to withholding taxes in Israel as per Israel’s tax law, Customer is only allowed to withhold the maximum amount of tax as provided in the Income tax law of Israel (... %). If Siemens is entitled to a withholding tax exemption or reduction in Israel, the Customer is obliged to use all reasonable efforts to support Siemens during the process of tax exemption respectively tax reduction. Customer is obliged to verify the criteria of such formal requirements and communicate any deficiencies to Siemens in advance and in written form in order to give Siemens the possibility to timely satisfy such formal deficiencies. In any case, Customer is obliged to promptly provide Siemens with the official tax receipt, which confirms the withholding tax payment on behalf of Siemens.

C O N F I D E N T I A L

12.2.	Tax deduction restricted to tax treaty rate

All prices and payments relating to supplies/ services to be performed by Siemens as set out in the Agreement are exclusive of any indirect taxes, customs and import duties, levies, and charges of any kind whatsoever applicable in Israel. Any such taxes, customs and import duties, levies, and charges that may be imposed on or paid by Siemens shall be borne by Customer. Any sums to be paid to Siemens under the Contract shall be net of any indirect taxes, duties, levies imposed in Israel that might be levied or withheld on payments made by Customer to Siemens. Should any such taxes be levied or withheld by Customer on payments due to Siemens, then Customer shall gross up the net payments to Siemens by such an amount necessary to ensure that Siemens receives a net amount equal to the full amount it would have received had such taxes not been withheld.

12.3.	Reverse charge process

If the reverse charge process should apply, Customer shall pay respective VAT amount to the responsible tax authorities in Israel.

13.	Dispute settlement, applicable law

13.1.
This Agreement and any dispute or claim arising out of, or in connection with, it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the substantive laws of Switzerland. The UN Convention on Contracts for the International Sale of Goods shall not apply.

13.2.
If a dispute arises out of or in connection with this Agreement, the responsible representatives of the Parties shall attempt, in fair dealing and good faith, to settle such dispute. Upon request of a Party, a senior management representative of each Party shall participate in the negotiations. Each Party shall be entitled to terminate these attempts by written notification to the other Party(-ies) at any time.

Nothing in this Clause shall limit the right of the Parties to seek relief intended to preserve the status quo or interim measures in any court of competent jurisdiction or arbitral tribunal.

13.3.
The Parties shall attempt to agree on a procedure for alternative dispute resolution (“ADR”) and the applicable procedural rules (including time limits) within 14 calendar days after a termination notice under Clause 17.2 has been received by the other side. If the Parties fail to agree on such procedure each Party shall be entitled to refer the dispute to arbitration pursuant to Clause 17.4.

13.4.
All disputes arising out of or in connection with the Contract which are not resolved pursuant to Clause 13.2 and 13.3 including any question regarding the termination or any subsequent amendment of this Agreement shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”). If the value of the total matter in dispute, including the value of any counterclaims, is less than € 1,000,000, the tribunal shall consist of one arbitrator and if the value of the total matter in dispute is € 1,000,000 or more the tribunal shall consist of three arbitrators. If the tribunal consists of three arbitrators, each Party shall nominate one arbitrator for confirmation by the ICC. Both arbitrators shall agree on the third arbitrator, within 30 days after their appointment. Should the two arbitrators fail to reach agreement on the third arbitrator within the thirty-day period, the ICC shall select and appoint the third arbitrator.

C O N F I D E N T I A L

The seat of arbitration shall be Zurich, Switzerland. The language to be used in the arbitration proceeding shall be English. Any order for the production or disclosure of documents shall be limited to the documents on which each Party specifically relies in its submission(s).

Upon request of a Party, the arbitral tribunal shall order any claiming or counterclaiming Party to provide security for the legal and other costs of any other Party related to that claim or counterclaim, by way of bank guarantee or in any other manner and upon such terms as the arbitral tribunal considers appropriate.

14.	Miscellaneous provisions

14.1.
The Parties regulate their legal relationship under this Agreement in detail by this Agreement and the provisions in this Agreement shall be effective from the date of the last signature. The Parties conclude this Agreement for a fixed term of 12 months a defined in Article 1.1. In the case of any difference between any previous Agreement and this Agreement, the provisions in this Agreement shall prevail.

14.2.
The annexes to this Agreement shall constitute its integral part thereof. Customer declares that it was aware of and hereby accepts the terms and conditions in this Agreement. Customer declares that the terms and conditions in this Agreement do not differ from the ordinary contractual practices or any contractual stipulation previously applied by the Parties. In the case of any difference between this Agreement and the annexes, the former shall prevail. The general terms of contract of the Parties, if any, shall not be applicable. The Parties agree that the customs and practices that they used in the past or that are regularly used in the given (lease) sector in similar agreements by them or by other parties will not be incorporated to this Agreement. The Parties agree that sector custom and practices will not be applied under this Agreement, as their content cannot be determined with sufficient certainty.

14.3.
Each Party may only carry out communication activities or make statements about this Agreement, in particular any technical (including research, development, and testing) information related to this Agreement, whether in the printed or electronic press, on television, on the radio, on the internet, or in any other form of communication accessible to any third party or the public, with the prior written approval of the other Party, which shall be considered granted if no response is given within 48 hours. The logo of Siemens and/or of Customer or any image, figure, symbol, etc. referring to both the companies may only be used with respect to this Agreement with the prior written consent of the other Party. Any press release or public statement, opinion, and the use of the logo of Siemens and/or of Customer or of any of their image, figure, symbol, etc. referring to Siemens and/or to Customer made without the approval of the other Party shall constitute a serious breach of contract. Prior written approval shall never be unreasonably withheld from both the Parties.

14.4.
Customer hereby expressly waives, in the widest scope permitted by law, the right to enforce any compensation or other claim against the executive officers of Siemens with respect to this Agreement. The executive officers of Siemens may directly refer to such limitation of liability.

14.5.	The Parties shall each bear their own costs arising in connection with this Agreement unless expressly stated otherwise in the Agreement.

C O N F I D E N T I A L

14.6.	This Agreement may only be amended, extended and terminated in a duly signed written form.

14.7.
This Agreement is valid once both Parties have signed the Agreement and transmitted the signatures via a scanned email to the other Party. The Parties will exchange the signed documents promptly after signature.

14.8.
If any provision of this Agreement is prohibited or declared invalid or unenforceable by any court or tribunal of competent jurisdiction, this shall not affect the validity or enforceability of any other provision. The Parties shall use their reasonable efforts to substitute such provision by a legal, valid or enforceable one with the same or a similar result.

14.9.	Siemens, its affiliates, employees and representatives are independent contractors of Customer and nothing herein shall be construed as creating any other relationship.

14.10.
The Confidentiality, Intellectual Property, Liability, Termination, Export Control and Trade Regulations, General Provisions along with all any indemnification obligations and any provision, which contemplates performance or observance subsequent to termination or expiration shall survive termination or expiration of this Agreement.

Annexes to this Agreement:

Annex 1:	Customer aircraft
Annex 2:	SP260DX EPU System Description
Annex 3:	Operating and safety instruction - SP260DX E-Motor
Annex 4:	Operating and safety instruction – MAF Inverter
Annex 5:	Motor test report
Annex 6:	MSDS for battery cells
Annex 7:	MSDS for battery modules
Annex 8:	ReadMe-file (handed over before delivery of the EPU)

C O N F I D E N T I A L

IN WITNESS WHEREOF, the Parties jointly read, interpreted and duly signed this Agreement, made in English, in 2 (two) original copies, 1 for Customer and 1 for Siemens

Siemens Aktiengesellschaft

Place, Date:

München, 12. 12. 2017

Name:	Name:

OLAF OTTO	Tim Grage

(print)	(print)

Title:	Title:

HEAD OF SALES & BD	Com Head eAircraft

EViation Aircraft Ltd

Place, Date:

Dec. 10th, 2017

Kadima- Tzoran, 60920, Isreal

Name:

OMER BAR - YOHAY

(print)

Title:

CEO

C O N F I D E N T I A L